Exhibit 10.9(a)
AMENDMENT

ROUNDY'S, INC.
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

1. Article III of the Roundy's, Inc. Supplemental Employee Retirement Plan ("Plan"), adopted by the Board of Directors on December 15, 1998 and executed on May 26, 1999, is amended by deleting subparagraph (b)(ii) of Section 3.3, "Integration of Other Benefits and Plan Benefit Computation" and replacing it with the following language:

(b)(ii) fifty percent (50%) of such Participant's Primary Social Security Amount as calculated by the actuary for the Roundy's, Inc. Retirement Plan for purposes of determining such Participant's Accrued Monthly Benefit under such Retirement Plan.